INDEPENDENT AUDITORS' CONSENT
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                                                                    EXHIBIT 23.2

The Board of Directors
Unigene Laboratories, Inc.

We consent to the use of our report dated March 30, 2001, with respect to the balance sheets of Unigene Laboratories, Inc., as of December 31, 2000 and 1999, and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2000, incorporated herein by reference. Our report dated March 30, 2001, contains an explanatory paragraph that states herein that Unigene Laboratories, Inc. has suffered recurring losses from operations and has a working capital deficiency which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Also, our report refers to a change in the method of accounting for revenue recognition for up-front, non-refundable license fees in 2000.


/s/ KPMG LLP
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Short Hills, New Jersey
April 4, 2002